    As filed with the Securities and Exchange Commission on February 9, 2001

                                                      Registration No. 333-45730
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 3 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                SPEEDUS.COM, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                            13-3853788
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 567-4300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
         ---------------------------------------------------------------
                               Shant S. Hovnanian
          Chief Executive Officer, President and Chairman of the Board
                                SPEEDUS.COM, INC.
                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 567-4300
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
         ---------------------------------------------------------------
                                 with copies to:
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000
         ---------------------------------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
        ---------------------------------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Securities and Exchange Commission makes the registration statement that includes this prospectus effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to completion, dated February 9, 2001


                                   Prospectus

                                SPEEDUS.COM, Inc.

                         937,942 shares of common stock

                                   -----------

     The common stock offered under this prospectus may be offered and sold from time to time by the stockholders named in this prospectus. We will not receive any proceeds from the sale of common stock in this offering.

     Sales may be made at market prices or negotiated prices. The selling stockholders will pay any commission expenses and brokerage fees.


     Our common stock is listed on the Nasdaq National Market under the symbol SPDE. The closing price of our common stock on Nasdaq was $1.375 per share on February 8, 2001.


     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of matters that you should consider before investing in our common stock.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2001.

                               Prospectus Summary

     The following is only a summary of some of the important terms of the offering described in this prospectus. The main body of this prospectus, as well as documents and financial statements that are incorporated by reference into this prospectus, contain more detailed information about us.

                                   Our Company


     Our wireless data services. We have developed three new wireless data services for businesses and consumers that deliver critical information in real-time to a variety of mobile devices. In addition, we currently provide our Speedia consumer service free of charge to over 10,000 users worldwide on a promotional basis through our wireless portal located at www.myspeedia.com. The Speedia consumer service provides users of wireless devices and Internet-enabled telephones with access to e-mail and Internet content, including directories, financial data, sports, news and entertainment. We believe that our Speedia consumer service provides us with a valuable marketing and testing tool for our revenue generating services, the WorkforceGo and MobileCasting services, by allowing us to demonstrate a proven service while at the same time generating name recognition in the industry.


     Our WorkforceGoSM and MobileCastingSM services, which we launched in December 2000, will be targeted to businesses and professionals and will provide a customized exchange of information between businesses and their mobile workforce. These services will also deliver the same customized Internet content provided by our Speedia consumer service. WorkforceGo allows business customers to facilitate customized company intranet communication on mobile devices, including e-mail, calendaring and access to other workforce automation software. Our MobileCasting service allows businesses to send a single message from a desktop computer or wireless device simultaneously to multiple recipients on multiple devices.

     Through our custom wireless application development services, we provide the design, programming, hosting and support of wireless products and services, including services that convert existing corporate software applications to a format that is easily accessed and viewed through wireless devices, such as Internet-enabled cellular telephones. In addition, we also design, program and host web sites that a customer would use to conduct business, such as an e-commerce web site. Through these services, we are able to rapidly develop wireless applications because we can build them around the software that a company is already using, thus providing an easy transition from existing web based application access to wireless application access.

     We have developed the technology and have the trained staff to provide these custom wireless products and services and overcome many of the existing challenges faced by businesses, such as; supporting multiple wireless browsers and devices and providing useful information and content on small wireless screens. The expertise we provide allows an existing business to take full advantage of the efficiencies created by mobile communications while maintaining its existing business strategy.

     High-speed Internet information tools. Our SPEED411sm portal, which is located at www.speedus.com and www.speed411.com, provides users seeking high-speed Internet access with information on how to get high-speed access on terms favorable to them. In order to provide a comprehensive nationwide database of high-speed Internet access providers, we are seeking to create an up-to-date database of all the major high-speed Internet providers throughout the United States.

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     Company History. We changed our business focus in November 1998, discontinuing our subscription television service. Our business is now focused on providing wireless data products and services. Since changing our focus, we have yet to generate any revenue from our wireless data products and services business. We have generated operating losses and negative operating cash flows since our inception and expect to continue to do so in the future.

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                                  RISK FACTORS

     Prospective purchasers of common stock offered hereby should carefully consider the following specific factors as well as other information contained in this prospectus prior to making an investment decision.

                     Risks related to our business generally

Although we have been a public company since February 1996, we reoriented our business in 1999 and again in 2000 and our current business has not generated any revenues to date.

     At the time of our initial public offering, our business was primarily a subscription television service. In November 1998, we discontinued the subscription television business and began a pilot program for the delivery of high-speed Internet access. We encountered technical difficulties in the pilot program and have recently reoriented our business on wireless data services and secondarily on the provision of certain tools for high-speed Internet users. Currently, our wireless data services and Internet tools are provided free of charge to users and accordingly we have yet to generate any revenue from these businesses.

We have recorded operating losses in each reporting period since our inception and may never be profitable.

     We have recorded operating losses and negative operating cash flows in each reporting period since inception and, at September 30, 2000, had an accumulated deficit of approximately $32.7 million. These losses and negative operating cash flows are attributable to the start-up costs and expenses incurred in connection with the commercial roll-out of our now-discontinued subscription television system, and expenses incurred in connection with the local multipoint distribution service rulemaking proceeding. We believe that we have sufficient liquidity to finance our current level of operations. However, we do not expect to have a positive operating cash flow until such time as we substantially increase our Internet customer base and/or form a strategic alliance for use of our Internet capabilities in the future.

Our existing operations and infrastructure may not be adequate to manage the growth necessary for successful implementation of our business plan.

     Successful implementation of our business plan will require the management of growth. Our existing operations and infrastructure may not be adequate to manage such growth, and any steps taken to improve such systems and controls may not be sufficient. Our future success will depend in part upon attracting and retaining the services of current management and technical personnel. We also may not be successful in attracting, assimilating and retaining new personnel in the future as future growth takes place. We do not maintain "key person" life insurance policies on any of our key personnel.

Shant S. Hovnanian and Vahak S. Hovnanian, who in the aggregate own approximately 32% of our common stock, may have the power acting together to control the direction and future operations of our company.

     Shant S. Hovnanian and Vahak S. Hovnanian in the aggregate own approximately 32% of our outstanding common stock at March 31, 2000. As a result, acting together they may have the power to elect all of the members of our Board of Directors, amend our certificate of incorporation and by-laws and control the direction and future operations of our Company, in each case without the approval of any of our other stockholders.

                   Risks related to our wireless data services

The commercial viability of our wireless data services business plan is unproven.

     Because our wireless data infrastructure services are in an early stage of development, our business model with respect to such services is not proven. Accordingly, our prospects for generating revenues and profits are difficult to predict.

The market for mobile devices is new, and the failure of this market to develop as expected would harm our revenues.

     The emergence of markets for our services is critically dependent upon the rapid expansion of the market for mobile devices including personal digital assistants, handheld computers, smart phones, pagers and other mobile devices. This market has only recently emerged and is rapidly growing. This growth, however, may not continue. Any slowdown in the growth of adoption of mobile devices would likely reduce the demand for our services, causing our anticipated service revenues to fall.

We are in a highly competitive industry, and some of our competitors may have more resources than we do.

     The market for wireless Internet products and services overall is highly competitive and lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing services that will compete with our services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. We may not be able to compete successfully against these competitors in selling our services. Competitive pressures may also force prices for our Internet services down and such price reductions may affect our revenues.

Our future success will depend on our ability to anticipate and keep pace with technological change, and if we experience delays in developing and introducing software compatible with new products and technologies, our competitive advantage will diminish.

     The market for mobile Internet software is becoming highly competitive and is characterized by evolving industry standards, rapid technological change and frequent product introductions. To remain competitive, we must continuously develop new products and services and adapt our software to function on new devices and operating systems designed and marketed by other companies. The development of software and services like ours can be difficult, time-consuming and costly, and we could lose market share if we encounter delays in the development and introduction of our future software products.

The emergence of a dominant platform for mobile devices could reduce our potential customer base and revenues.

The marketplace for mobile devices is currently characterized by a number of competing operating systems and standards for handheld devices and cellular telephones. Currently, our potential customers often use a variety of mobile devices with multiple connectivity options. One of the primary benefits of our products is their ability to operate across a wide variety of platforms. If a dominant platform for mobile devices emerges, the demand for interoperable software may decline and the need for our software may diminish.

                  Risks related to our Internet portal business

Our SPEED411sm Portal will rely in part on revenues to be derived from Internet advertising, which advertisers may not find attractive in the future, causing our revenues to suffer.

     We expect that a portion of our revenues will come from advertisements displayed on our SPEED411sm Portal. Our ability to generate substantial advertising revenue will depend upon the size and growth of our user base, the user base being attractive to advertisers and the continued acceptance by advertisers of the web as an advertising medium. If we are unsuccessful in adapting to the needs of our advertisers, our future advertising revenue will suffer.

We may have difficulty attracting and retaining users of our SPEED411sm Portal services, and our ability to do so may be limited because we will not have a direct billing relationship with users.

     Our SPEED411sm Portal will link users with a network of e-commerce companies, including retailers. However, we do not establish a direct billing relationship with our users as a result of any purchases they may make. The revenue that we will generate from our e-commerce services will be a commission paid by the retailer. The user may contact that retailer directly in the future rather than through our SPEED411sm Portal. If users bypass our Portal and contact retailers directly, we will not receive any revenue for purchases made through that contact.

             Risks related to our high-speed Internet access service

We may be unable to solve ongoing technical difficulties in our deployment of a new system architecture for our SPEEDsm super high-speed Internet service.


     Our super high-speed Internet service utilizes a new technology that has a limited operating history and that remains subject to further development and refinement. Our pilot program for this service has encountered a number of technical problems in the installation of equipment at the subscriber sites, which require us to develop new and often difficult solutions to these problems. We may not be able to resolve these technical problems in the future, which could adversely affect the results of the pilot program and our ability to commercialize this service.

Equipment for our SPEEDsm super high-speed Internet access service is not, and may never be, available at a cost and with performance levels that allow for commercial implementation on an economically attractive basis.

     The equipment necessary to provide our SPEEDsm super high-speed Internet access service is not currently manufactured on a scale and at a cost suitable for the commercialization of our service. Such equipment may never become available at a cost and with performance levels that allow for commercial implementation on an economically attractive basis.


Many financially stronger competitors with broader market coverage are offering high-speed Internet access.

     The market for Internet access and related services is highly competitive. We expect local, regional and national Internet service providers to be competitors for our super high-speed Internet access service. These Internet service providers include large companies like @Home, America OnLine and ATT World Net. Telephone companies with digital subscriber line technology, which increases the effective capacity of existing copper telephone cables, are among other competitors. Also, cable operators with high-speed cable modems are among the other communications companies also providing high-speed Internet access. Many of the competing Internet service providers have, or can be expected to have, greater financial, marketing and other resources than us. We may not be able to compete successfully with these entities.

                         Risks related to this offering

Our stock price has historically been volatile, which may make it more difficult for you to resell shares when you want at prices you find attractive.


     The trading price of our common stock has been and may continue to be subject to wide fluctuations. During 2000, the high and low sale prices of our common stock on the Nasdaq Stock Market ranged from $24.75 to $0.563. The closing sale price of our common stock was $1.375 on February 8, 2001. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets.


Sales of shares of common stock by Shant S. Hovnanian and Vahak S. Hovnanian could adversely affect the market price of the common stock.

     Future sales of shares of common stock, or the availability of shares of common stock for future sale, may adversely impact the market price of the common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock.

     Shares of common stock held by Shant S. Hovnanian and Vahak S. Hovnanian have been held by each of them for the requisite holding periods under Rule 144 under the Securities Act and may be sold thereunder in accordance with volume restrictions.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed for quotation on the Nasdaq National Market system under the symbol SPDE. Prior to January 6, 1999, our trading symbol was CVUS. The following table sets forth high, low and closing trade prices for the common stock for the fiscal quarters indicated.

                        High Sale            Low Sale            Closing Sale
                      -------------        -------------        --------------
1998
----
First quarter            $8.250                $3.375               $5.000
Second quarter            4.875                 0.750                1.000
Third quarter             1.625                 0.094                0.281
Fourth quarter            2.156                 0.188                0.906

1999
----
First quarter            $4.50                 $0.906               $2.719
Second quarter            9.250                 2.063                5.875
Third quarter             7.875                 3.750                4.125
Fourth quarter            6.813                 3.125                4.781

2000
----
First quarter           $24.750                $4.500              $10.563
Second quarter           10.750                 4.000                9.938
Third quarter             6.000                 2.000                2.000
Fourth quarter            2.250                 0.563                0.656
-----------


     On February 8, 2001, the closing trade price of our common stock was $1.375 per share. As of June 26, 2000, there were approximately 300 registered shareholders and, to the best of our belief, approximately 15,000 beneficial owners of our common stock.


     We have never declared or paid any cash dividends on our common stock and do not intend to declare or pay cash dividends on the common stock at any time in the foreseeable future. Future earnings, if any, will be used for the expansion of our business.

                                   OUR COMPANY

     We are developing and providing wireless data services that enable and enhance the use of Internet-based content on mobile devices. We currently provide free wireless e-mail and Internet content, including directories, financial data, sports, news and entertainment, to consumers. We have expanded our wireless data services to include products and services that enable businesses to communicate efficiently and effectively with their mobile workforce and customers in real time through a wide variety of mobile computing and communications devices. In addition, we maintain a web site that provides Internet users with information about high-speed Internet access. We also own fixed wireless spectrum in the New York City metropolitan area that we may commercialize in the future to support high-speed, or broadband, Internet access service.

Our wireless data services


     We have developed three new wireless services targeted to businesses and professionals that improve business performance by providing access to timely information wirelessly and enabling real-time transactions to occur between a wireless device user and business applications or web sites. Our wireless data services give business customers access to information that is normally available only from a desktop computer connected to a local area network. We currently provide our Speedia consumer service free of charge on a promotional basis to over 10,000 users worldwide through our wireless portal located at www.myspeedia.com. The Speedia consumer service provides users of wireless devices and Internet-enabled telephones with access to e-mail and Internet content, including directories, financial data, sports, news and entertainment. We believe that our Speedia consumer service provides us with a valuable marketing and testing tool for our revenue generating services, the WorkforceGo and MobileCasting services, by allowing us to demonstrate a proven service while at the same time generating name recognition in the industry. Our WorkforceGo and MobileCasting services, which we launched in December 2000, will be targeted to businesses and professionals and will provide a customized exchange of information between businesses and their mobile workforce in addition to delivering the same customized Internet content provided by our Speedia consumer service. The WorkforceGo and MobileCasting services will be marketed and sold through consulting businesses that have relationships with potential customers. We have also commenced marketing our WorkforceGo and MobileCasting services directly to businesses with mobile employees through direct mail, space advertisement and at trade shows.

     o Our WorkforceGo service. Our WorkforceGo service enables businesses to provide software applications and data to mobile employees through a wire or wireless Internet web connection. WorkforceGo allows business customers to facilitate customized company intranet communication on mobile devices, including e-mail, calendaring and access to other workforce automation software. In addition, the WorkforceGo service provides mobile employees with an integrated suite of wireless portal services, such as real-time stock quotes, traffic and weather reports, personalization capabilities and location-based services that enable users to search for location-based information, such as restaurants closest to the mobile user's current location. Our WorkforceGo service helps mobile employees increase their productivity and sales by aggregating frequently used desktop applications, timely corporate information and useful Internet content and services into a single personalized portal that can be accessed from any mobile device. The content and services accessible to each user can be personalized by such user and managed by a single company administrator. The WorkforceGo service also allows the user to download the most recent data to a mobile device prior to leaving the office network in the event that a wireless connection will not be available in the field. We began offering this service in December 2000 and, to date, we have sold our WorkforceGo service to one customer.

     o Custom wireless application development. We provide the design, programming, hosting and support of wireless products and services, including services that convert existing corporate software applications to a format that is easily accessed and viewed through wireless devices, such as Internet-enabled cellular telephones. In addition, we also design, program and host web sites that a customer would use to conduct business, such as an e-commerce web site. Through these services, we are able to rapidly develop wireless applications because we can build them around the software that a company is already using, thus providing an easy transition from existing web based application access to wireless application access.

     We have developed the technology and have the trained staff to provide these custom wireless product and services and overcome many of the existing challenges faced by businesses, such as; supporting multiple wireless browsers and devices and providing useful information and content on small wireless screens. The expertise we provide allows an existing business to take full advantage of the efficiencies created by mobile communications while maintaining its existing business strategy.

     o MobileCasting. Our MobileCasting service allows businesses to send a single message from a desktop computer or wireless device simultaneously to multiple recipients on multiple devices. Messages can be sent to digital mobile phones, Internet-enabled mobile phones, microbrowser-equipped mobile hand-held devices that provide computing and information storage and retrieval capabilities, also called personal digital assistants, microbrowser-equipped and alphanumeric pagers, TV set top boxes and future release compatible devices. Through the MobileCasting service, we have created an easy to use system for sending messages to large groups and delivering each message to multiple devices in a format that is appropriate for each specific device. MobileCasting provides a flexible communications tool for the real-time distribution of important corporate information to employees or customers. Although MobileCasting will be marketed and promoted in conjunction with WorkforceGo, we are planning a stand-alone marketing campaign in March 2001 to promote this service.

     Our system architecture. Our wireless data services are provided using a system architecture that is device-independent and which enables mobile devices to support applications that rely on existing Internet technology standards. Our system architecture is designed to make our data services fully accessible using any number of wireless devices, including web browsers, personal digital assistants and mobile telephones. Our server technology also allows us to interface with the existing information management systems of our customers and to communicate with a wide variety of operating systems. In addition, our system architecture may be deployed for both small- and large-scale data service applications.

     We believe that our wireless data services will benefit individual and business users in the following ways:

     o Real-time access to information. Our services will provide up-to-date and readily accessible information, thereby enabling organizations to increase the efficiency and connectivity of customers and field personnel on a real-time basis.

     o Rapid deployment of mobile applications that conform to existing technology standards. As a result of the compatibility of our system architecture with existing service applications, databases and enterprise resource planning systems, business customers can quickly and efficiently deploy their mobile applications, without disrupting existing operations and processes and without significant expenses that normally result from a replacement of existing systems.

     o Flexibility. Our system architecture is very flexible, enabling businesses to interact with both small and large numbers of field employees. Additionally, our system architecture allows businesses to independently determine which of their existing intranet applications and data bases are integrated with our wireless data services.

     o Centralized administration. Our services enable businesses to centrally manage their mobile workforces using a web browser, allowing systems administrators to update applications and distribute them from a single location to dispersed mobile devices. Our services also simplify information management and maintenance by allowing businesses to create user accounts, define user groups and control access.

High-speed Internet information tools

     Our SPEED411sm portal, which is located at www.speedus.com and www.speed411.com, promotes high-speed Internet access on a nationwide basis by providing users with information on how to get high-speed access and how to take advantage of offerings available to high-speed users. Our goal is to create a comprehensive and up-to-date high-speed Internet providers database for all of the major high-speed Internet providers throughout the United States. Each provider in our directory has the ability to customize and manage its listing in the directory. Currently 470 providers are listed in the directory, 35 of which participate in our SpeedEmartsm program. Our SpeedEmartsm Partner Program enables participating providers to offer their high-speed Internet services to SPEED411sm visitors directly through our portal, in which case we are entitled to receive a sales commission from such providers. To date, we have been unsuccessful in collecting any commissions from providers in large part because most customers wishing to subscribe for high-speed Internet access service choose to speak directly with customer service personnel of the service providers. Another feature of our SPEED411sm portal, the SPEEDCHECKsm software, allows users get an accurate measurement of their Internet access speed.

     Our SPEEDGADGETsm software enables users to check their Internet access speed at any time without having a web browser open. The SPEEDGADGETsm software provides a scrolling ticker giving users their Internet access speed and providing information relating to high-speed Internet access providers. SPEEDGADGETsm includes a promotional insertion capability in the scrolling ticker that can be used for advertising. We have also inserted pop-up windows that are used for advertising. To date, there have been over 80,000 client installations of SPEEDGADGETsm. We distribute this on a promotional basis and do not currently charge for the SPEEDGADGETsm software. As with our Speedia consumer service, we believe that our the SPEEDGADGETsm software provides us with name recognition in the industry.

     Through our SPEED411sm portal and our SPEEDGADGETsm software, we are developing a database of high-speed Internet users, which represents a potential customer base for any future products or services that we may develop.

Patent portfolio relating to high-speed wireless communications

     Through our wholly-owned subsidiary, Broadband Patents, LLC, we have accumulated a portfolio of patents that allow for high-speed wireless communication systems with greater information content, reliability, clarity, or more efficient use of licensed spectrum as compared to prior systems. We have five patents with expiration dates ranging from 2007 through 2017. Any particular wireless communications system may employ a number of different combinations of our patented technology to maximize operational and spectrum efficiency. While we believe that it would be difficult for any wireless communications company to construct a system without using one or more of our patented technologies, it is a lengthy and expensive process to pursue the licensing of this technology. We have not currently licensed this technology to anyone. Many attempts to pursue licensing of technology or patent infringement actions result in protracted and expensive litigation with no results. We are evaluating a strategy for the utilization of these patents in the future, which may include pursuit of licensing or development of other strategic opportunities with users of the underlying technology.

Local multipoint distribution service license

     We also own fixed wireless spectrum under a local multipoint distribution service license covering the metropolitan New York area granted to us by the Federal Communications Commission. We may commercialize this spectrum in the future to support high-speed Internet access service if local multipoint distribution service equipment becomes commercially available at a cost and with performance levels that allow for commercial implementation on an economically attractive basis.

     Our commercial operating license was awarded to us by the Federal Communications Commission in recognition of our efforts in developing and deploying local multipoint distribution service technology, and for spearheading its regulatory approval at the Federal Communications Commission. In September 1997, our pioneer local multipoint distribution service license was renewed as a standard local multipoint distribution service license through February 1, 2006. The license provides that the spectrum may be used for a wide variety of fixed wireless purposes, including wireless local telephone service, high-speed Internet access and two-way teleconferencing. The license covers 150 MHz of spectrum in the 28 GHz range encompassing the New York Primary Metropolitan Statistical Area, a region which includes the five boroughs of New York City as well as the New York Counties of Westchester, Rockland, and Putnam. Under the Federal Communications Commission's authorization, the license includes an additional 150 MHz of spectrum until the first Ka-band satellite is launched, an event which is not expected to occur prior to 2002.

     From 1992 until November 1998, we operated a 49-channel subscription television service under our license. In November 1998, we assigned an 850 MHz portion of our license to WinStar Communications, Inc. as an alternative source of financing that was needed at the time. In connection with this assignment, we discontinued our subscription television service because we no longer had sufficient spectrum to deliver those services.

Competition

     The market for business and consumer users of wireless mobile data products and services is in its early stage and distinct categories for such products and services are still evolving. In the mobile workforce market, two models are emerging: the enterprise server model requires servers and application software to be installed at the premises of the business. The service provider model uses servers and applications that are housed offsite at the service provider's data center. The consumer market utilizes primarily the service provider model. Currently, we compete in the service provider market. Our competitors in the service provider market include Aether Systems, Inc., Viryanet Ltd, Infowave Software, Inc., AvantGo, Inc., GoAmerica Communications Corp and InfoSpace, Inc.

     Messaging outsourcers, application service providers, and other forms of service providers may also compete with us depending on which wireless mobile software products they use for their offerings. As we expect to expand our business to cover a broader spectrum of wireless mobile data products and services, it is possible that it may compete directly with these companies. In addition, the wireless mobile data communications industry is subject to rapid technological change and evolving industry standards.

New competition may arise from new technologies or new approaches to the market. Many of our present and potential competitors have substantially greater financial, marketing, technical and other resources than us and may succeed in establishing technology standards or strategic alliances in the wireless mobile data communications market, obtain more rapid market acceptance for their software products or otherwise gain a competitive advantage.

Intellectual Property

     Wireless data technologies. Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. All of our employees have executed confidentiality and nonuse agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential content providers and affiliates regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights. For example, our standard affiliate agreement provides that we retain ownership of all patents and copyrights in our technology and requires our customers to display our copyright and trademark notices.

     We have applied for registration of our service marks and trademarks in the United States and in other countries. We may not be successful in obtaining the service marks and trademarks for which we have applied. To the extent we consider it necessary, we may file patents to protect our technology. Patents with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer. Companies in the Internet services industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights.

     From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at l-800-SEC-0330 for further information on the public reference room. Our filings made with the Securities and Exchange Commission are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. Such filings and our press releases may also be obtained from our web site at http://www.speedus.com, however, the information on our web site is not part of this prospectus.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede any inconsistent information contained in prior filings. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares being offered by this offering or this offering is otherwise terminated:


     1. Annual Report on Form 10-K and Amendments No. 1, 2, 3 and 4 to Annual Report on Form 10-K/A, in each case for the fiscal year ended December 31, 1999;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000 and Amendments No. 1 and 2 to Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2000;

     3. Current Report on Form 8-K and Amendment to Current Report on Form 8-K/A, both dated June 30, 2000 and Current Reports on Form 8-K dated September 22, 2000 and January 10, 2001;

     4. The description of our common stock contained in the registration statement on Form 8-A (File No. 0-27582) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     5. The description of the rights that are attached to our common stock contained in the registration statement filed on Form 8-A (File No. 001-16319) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


     You may request a copy of these filings, at no cost, by contacting us at:

     SPEEDUS.COM, Inc.
     140 58th Street, Suite 7E
     Brooklyn, New York 11220
     Attention:  Investor Relations
     718.567.4300

     or by e-mailing us at investor@speedus.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered for sale in any state where the offer is not permitted.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements appear in a number of places in this prospectus and include statements regarding our, or our officers', intent, belief or current expectations with respect to, among other things, our ability to make capital expenditures, the ability to incur additional debt, as necessary, to service and repay such debt, if any, as well as other factors that may effect our financial condition or results of operations. Forward-looking statements may include, but are not limited to, projections of revenues, income or losses, capital expenditures, plans for future operations, financing needs or plans, compliance with covenants in loan agreements, plans for liquidation or sale of assets or businesses, plans relating to our products or services, assessments of materiality, predictions of future events, and the ability to obtain additional financing, including our ability to meet obligations as they become due, and other pending and possible litigation, as well as assumptions relating to the foregoing. All statements in this prospectus regarding industry prospects and our financial position are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

                              SELLING STOCKHOLDERS

     This prospectus relates to offers and sales of all of the shares of common stock beneficially owned by the selling stockholders named below prior to the offering. The following table represents information as of November 30, 2000, with respect to common stock beneficially owned by each selling stockholder. The percentage of beneficial ownership for the following table is based on 21,034,838 shares of common stock outstanding as of November 30, 2000. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds of any shares sold under this prospectus.

                                                                                 Percent of
                       Shares                                Shares              common stock
                       beneficially                          owned upon          owned upon
Selling                owned prior to      Shares being      completion of       completion of
stockholder            the offering        offered           the offering        offering
-----------            --------------      ------------      -------------       -------------
Alta Light,
Inc.(1)                175,000             175,000           0                   *

Dennis
Hopper(1)              175,000             175,000           0                   *

Tony
Shafrazi(2)             89,000              50,000           39,000              *

Willkie Farr &
Gallagher(3)           100,000             100,000           0                   *

GEC Partners,
LLP(4)                 332,942             332,942           0                   *

Cornerstone
LLC(4)                 332,942             332,942           0                   *

Dale Riker(4)          332,942             332,942           0                   *

Russell H.
Ritchie(4)             332,942             332,942           0                   *

TIS
WorldWide,
Inc.                   768,181             163,636           604,545             2.9%

Daniel Doyon           327,274             36,364            290,910             *

Titan
Corporation             80,000              80,000            0                  *

*    Represents beneficial ownership of less than 1%.

(1)  Alta Light, Inc. has the right to acquire 175,000 shares of common stock through the exercise of a warrant exercisable within 60 days. See "Certain Relationships between the
     Company and the Selling Stockholders." Dennis Hopper owns 100% of the outstanding capital stock of Alta Light, Inc.

(2)  Tony Shafrazi has the right to acquire 50,000 shares of common stock through the exercise of a warrant exercisable within 60 days. See "Certain Relationships between the Company and the Selling Stockholders."


                                       16



(3)  Willkie Farr & Gallagher has the right to acquire 100,000 shares of common stock through the exercise of a warrant exercisable within 60 days. See "Certain Relationships between the Company and the Selling Stockholders."

(4)  GEC Partners, LLP is controlled by Cornerstone LLC, its general partner. Dale Riker and
     Russell H. Ritchie each own 50% of the membership interests of Cornerstone LLC.

                    CERTAIN RELATIONSHIPS BETWEEN THE COMPANY
                          AND THE SELLING STOCKHOLDERS

     Except in connection with the acquisition of their respective interests in Speedus.com or as otherwise set forth below, no selling stockholder has held any position or office or had any other material relationship with Speedus.com or any of its affiliates within the past three years.

     As of September 29, 1999, we issued a common stock purchase warrant to Alta Light to purchase 175,000 shares of common stock at $1.00 per share in consideration for the acting services of Dennis Hopper in various commercials and other advertising materials for us.

     As of September 29, 1999, we issued a common stock purchase warrant to Tony Shafrazi to purchase 50,000 shares of common stock at $1.00 per share as a commission for the acting services of Dennis Hopper in various commercials and other advertising materials for us.

     As of October 8, 1999, we issued a common stock purchase warrant to Willkie Farr & Gallagher to purchase 100,000 shares of common stock at $4.00 per share in consideration of legal services rendered by them to us.

     On February 29, 2000, we issued 332,942 shares of our common stock to GEC Partners, LLP as part of the purchase price of certain intellectual property pertaining to wireless transmissions, including U. S. Patent 5,594,937 titled "System for the transmission and reception of directional radio signals utilizing a gigahertz implosion concept."

     On June 30, 2000, we issued 768,181 shares of our common stock to TIS Worldwide, Inc. in connection with the acquisition by us of a 45% membership interest in Speedia, LLC that we did not already own. Under the terms of the Share Exchange Agreement, we agreed to register 163,636 of these shares. Of the remaining 604,545 shares, approximately one third may be transferred subject only to securities law restrictions, another one third are subject to a two-year transfer restriction, and the last one third are subject to a three-year transfer restriction. We have also agreed to issue an additional 150,000 shares to TIS Worldwide in the event that 90% of VisionStar Incorporated is not effectively contributed to us within 12 months of June 30, 2000. An additional 150,000 shares will be issued to TIS Worldwide if the share price of our common stock does not reach $10 per share within approximately twelve months of June 30, 2000. Of these additional 300,000 shares that we may have to issue to TIS Worldwide, we have agreed to register an aggregate of 63,900 shares. The remaining 236,100 shares that we may have to issue to TIS Worldwide are subject to the same proportional transfer restrictions as the 604,545 shares above.

     On June 30, 2000, we also issued 181,819 shares of our common stock to Daniel Doyon in connection with the acquisition by us of a 10% membership interest in Speedia that we did not already own. Under the terms of the Share Exchange Agreement, we agreed to register 36,364 of these shares. Of the remaining 145,455 shares, approximately one third may be transferred subject only to securities law restrictions, another one third are subject to a two-year transfer restriction, and the last one third are subject to a three-year transfer restriction. We have also agreed to issue an additional 33,334 shares to Doyon in the event that 90% of VisionStar is not effectively contributed to us within 12 months of June 30, 2000. An additional 33,334 shares will be issued to Doyon if the share price of our common stock does not reach $10 per share within approximately twelve months of June 30, 2000. Of these additional 66,668 shares that we may have to issue to Doyon, we have agreed to register an aggregate of 13,334 shares. The remaining 53,334 shares that we may have to issue to Doyon are subject to the same proportional transfer restrictions as the 145,455 shares above.

     On September 12, 2000, we issued 80,000 shares of our common stock to Titan Corporation in connection with the settlement of litigation related to set-top decoders used in our discontinued subscription television service.

                              PLAN OF DISTRIBUTION

     The sale of common stock by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market (or any exchange on which the common stock may then be listed), in negotiated transactions, through the writing of options on the common stock (whether such options are listed on the options exchange or otherwise) or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of the common stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders may deliver the common stock to close out previously established short positions, or in connection with options or other derivative transactions, and may also pledge the common stock as collateral for margin accounts and such common stock could be resold pursuant to the terms of such accounts.

     In connection with such sales, the selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of common stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the type and number of shares of common stock to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying prospectus supplement to this prospectus.

     To comply with securities laws of certain states, if applicable, the common stock will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available or is complied with.

     All expenses of registration of the shares of common stock offered pursuant to this prospectus, as well as any cost of compliance with the securities laws of any state or other applicable jurisdiction, the fees of counsel and any applicable transfer taxes with respect to such shares will be paid by us.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered hereby and certain other legal matters in connection with this offering will be passed upon for us by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS


     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K and Amendments No. 1, 2, 3 and 4 to our Annual Report on Form 10-K/A, in each case for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     =======================================

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. If given or made, such information or representation may not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the common stock to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

                              ---------------------
                                TABLE OF CONTENTS

Prospectus Summary.............................................................2

Risk Factors...................................................................4

Use of Proceeds................................................................8

Price Range of common stock
  and Dividends................................................................8

Our Company....................................................................9

Where You Can Find More Information...........................................14

Forward-Looking Statements....................................................15

Selling Stockholders..........................................................15

Certain Relationships Between the
  Company and the Selling Stockholders........................................18

Plan of Distribution..........................................................19

Legal Matters.................................................................20

Experts.......................................................................20

                     =======================================

                     =======================================

                         937,942 shares of common stock

                                SPEEDUS.COM, Inc.

                              ---------------------

                                   Prospectus

                              ---------------------
                     =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee and the NASD filing fee:

     Registration Fee....................................................$   972

     Legal Fees and Expenses..............................................25,000

     Accounting Fees and Expenses..........................................5,000

     Miscellaneous Expenses................................................5,000

          Total..........................................................$35,972

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Section 10 of the Company's Certificate of Incorporation, (the "Certificate of Incorporation") and Article VIII, Section 8, of the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate of Incorporation and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section 10 of the Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Section 10 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 16. Exhibits.

      5.1     Opinion of Willkie Farr & Gallagher*

     23.1     Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)*

     23.2     Consent of PricewaterhouseCoopers LLP

     24.1     Powers of Attorney*
     -------------
     *Previously filed

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that these undertakings contained in paragraphs l(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of February, 2001.


                                        SPEEDUS.COM, Inc.

                                        By: /s/ Shant S. Hovnanian
                                            ------------------------------
                                          Shant S. Hovnanian
                                          Chief Executive Officer, President and
                                          Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                                 Title                            Date
          ---------                                 -----                            ----
/s/ Shant S. Hovnanian                 Chairman of the Board, Chief           February 7, 2001
-----------------------------          Executive Office and President
    Shant S. Hovnanian                 (Principal Executive Officer)

/s/ Shant S. Hovnanian                 Chief Financial Officer                February 7, 2001
-----------------------------          (Principal Financial Officer)
    Shant S. Hovnanian

             *                         Controller and Chief Accounting        February 7, 2001
-----------------------------          Officer
    Angela M. Vaccaro                  (Principal Accounting Officer)

             *                         Director                               February 7, 2001
-----------------------------
    Vahak S. Hovnanian

             *                         Director                               February 7, 2001
-----------------------------
    William F. Leimkuhler

             *                         Director                               February 7, 2001
-----------------------------
    Jeffrey Najarian

*By: /s/ Shant S. Hovnanian                                                   February 7, 2001
-----------------------------
         Attorney-in-fact

Exhibit                         Exhibit Index
Number
------

  5.1*       Opinion of Willkie Farr & Gallagher
 23.1*       Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)
 23.2        Consent of PricewaterhouseCoopers LLP
 24.1*       Powers of Attorney

----------------
*Previously filed